UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Your vote matters

BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT)

Dear Fellow Shareholder:

I am reaching out to highlight the **importance of your vote** at the upcoming Shareholder Meeting in June 2025.

BlackRock ESG Capital Allocation Term Trust (ECAT or the "Fund") is facing a contested election this year. When you receive ECAT's proxy statement in April, I ask that you closely review the proposals and vote your shares on the **WHITE** proxy card.

Please do not send back any proxy card other than the WHITE proxy card you receive from BlackRock.

ECAT has outperformed and continues to deliver for you

66%

Return since 2023 vs 35% for the Fund's comparable benchmark[1]

200%

Growth in distributions since the Fund's inception[2]

#1

Lowest discount to net asset value among competitor funds[3]

With BlackRock and your Board, your financial future is in the right hands



Award-winning portfolio manager Rick Rieder leads the strategy of your fund[4]



World-class independent Board of Trustees takes actions in your best interest



Aladdin, the most powerful risk management platform protects your financial goals

Please vote your shares to support your long-term investment on the **WHITE** proxy card when you receive it.

Thank you for continuing to entrust us with your financial goals.

Sincerely,

John M. Perlowski

President and Chief Executive Officer

1 BlackRock, Morningstar as of March 7, 2025. Reflects the Fund's return on market price. All returns cumulative; 2 BlackRock data as of March 7, 2025; 3 Morningstar data as of March 7, 2025. Peer group data reflects the median discount. Peer group is the Morningstar Closed-End Tactical Allocation category; 4 Named Morningstar's Outstanding Portfolio Manager of the Year in 2023

BlackRock.

Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock ESG Capital Allocation Term Trust (ECAT). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund's dividend yield, market price and net asset value (NAV) will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and NAV of a fund's shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. The Fund's definitive proxy statement for the 2025 Annual Meeting of Shareholders in connection with the solicitation of proxies from Fund shareholders has yet to be filed with the U.S. Securities and Exchange Commission (the "SEC"). After the definitive proxy statement is filed with the SEC, it may be amended or withdrawn. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, DEFINITIVE PROXY STATEMENT, WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS, WHEN THEY ARE AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING ANNUAL MEETING OF SHAREHOLDERS. Shareholders can obtain additional copies of the notice of annual meeting and definitive proxy statement and other documents, when they are filed by the Fund with the SEC, by directing a request to the Fund's proxy solicitor by calling the toll-free number provided in the definitive proxy statement. Copies are also expected to be available at no charge at the website identified in the definitive proxy statement. Additional copies of the proxy materials will be delivered promptly upon request. Free copies of these materials can also be found on the SEC's website at http://www.sec.gov. Pursuant to SEC proxy rules, the Fund's Trustees, nominees for Trustee and executive officers are "participants" in connection with the 2025 Annual Meeting of Shareholders. Certain regular employees and officers of the Fund's investment manager, administrator, or any of their affiliates may become "participants" if any such persons solicit proxies. Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the Fund's definitive proxy statement for the 2025 Annual Meeting of Shareholders when it is filed with the SEC. (C) 2025 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. March 2025 | BlackRock ESG Capital Allocation Term Trust (ECAT) Not FDIC Insured " May Lose Value " No Bank Guarantee ECAT_2025_FL1